Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the reference to our firm under the caption “Experts” and use of our report dated April 1, 2019 which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, on the consolidated financial statements of HealthLynked Corp. which appears in this Registration Statement on Form S-1 (Amendment No. 3). We hereby also give consent to the use of our independent auditor’s report dated April 10, 2019, accompanying the financial statements of Hughes Center for Functional Medicine PA, an S-corporation, as of December 31, 2018 and 2017 and for the years then ended, which appears in this Registration Statement on Form S-1 (Amendment No. 3).

/s/ RBSM LLP

New York, New York
June 20, 2019